 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-123487) of Prestige Brands Holdings, Inc. of our report dated 9 March 2012 relating to the financial statements of The North American Divested Brands of GlaxoSmithKline Plc, which appears in this Current Report on Form 8-K of Prestige Brands Holdings, Inc.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London

16 April 2012

PricewaterhouseCoopers LLP, 1 Embankment Place, London WC2N 6RH

T: +44 (0) 20 7583 5000, F: +44 (0) 20 7212 4652, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of

PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH.PricewaterhouseCoopers LLP is authorised and regulated by the Financial Services Authority for designated investment business.